Exhibit 99.1

         April 30, 2012

Contact:	Stephen P. Theobald
Executive Vice President and
Chief Financial Officer
(757) 217-1000

HAMPTON ROADS BANKSHARES ANNOUNCES AGREEMENT TO SELL
WILMINGTON, NC BRANCH DEPOSITS TO FIRST BANCORP

Norfolk, Virginia, April 30, 2012:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for The Bank of Hampton Roads and Shore Bank, today announced that it has entered into a definitive agreement with First Bancorp (NASDAQ: FBNC) of Troy, North Carolina, whereby First Bancorp, the holding company for First Bank and First Bank of Virginia, will purchase deposits and certain loans associated with the Gateway Bank & Trust Co. branch located at 901 Military Cutoff Road in Wilmington, North Carolina. First Bancorp plans to transfer the acquired accounts to its branch located at 1701 Eastwood Road in Wilmington, but customers will be able to transact business at any First Bancorp branch, including five branches in Wilmington.  Following the completion of this transaction, the Company plans to close the Military Cutoff Road branch.

While the Company will no longer maintain a branch in Wilmington, it will continue to offer mortgage services in this market through its subsidiary, Gateway Bank Mortgage.

The sale is expected to be completed in the third quarter of 2012, subject to regulatory approvals and customary closing conditions.  The terms of the transaction were not disclosed.

The Company was advised by Sandler O’Neill & Partners, L.P. on this transaction.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements regarding the consummation, consequences and timing of the transaction.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices, ATMs and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the

Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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